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                                                                     Exhibit 12



         COMPUTATION OF RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND
                               PREFERRED DIVIDENDS
                             (Amounts in Thousands)

                                                                                          Year Ended December 31,
                                                                     -------------------------------------------------------------
                                                                       1997         1998          1999        2000         2001
                                                                     ---------    ---------    ---------    ---------    ---------
Pretax income from continuing operations                               $67,122      $78,046      $86,637     $100,051      $90,442
                                                                     =========    =========    =========    =========    =========
Fixed charges:
Interest expense including amortization of deferred costs and
    capitalized interest                                               $38,941      $66,517      $80,764      $94,435      $93,986
Ground Rent 33%                                                            $56         $120         $176         $244         $234
Preferred Dividends                                                    $14,200      $20,139      $32,419      $42,563      $46,343
Proportionate share of fixed charges of 50 % owned joint ventures
    accounted for using equity method of accounting                      $ -          $ -          $ -          $ -          $ -
                                                                     ---------    ---------    ---------    ---------    ---------

                                Total fixed charges                    $53,197      $86,776     $113,359     $137,242     $140,563
                                                                     ---------    ---------    ---------    ---------    ---------

Capitalized interest during the period                                 ($3,991)     ($9,900)    ($13,400)    ($18,200)    ($12,927)
Preferred Dividends                                                   ($14,200)    ($20,139)    ($32,419)    ($42,563)    ($46,343)
Amortization of capitalized interest during the period                    $498         $826       $1,272       $1,879       $2,310
Majority-owned subsidiary adjustments                                   $1,049       $3,312      $11,809      $19,593      $21,502
Equity Company Adjustments                                            ($10,893)    ($13,351)    ($24,713)    ($23,296)    ($18,560)
Equity Company Adjustments Distributed Income                          $10,185      $12,903      $24,713      $23,296      $18,560
                                                                     ---------    ---------    ---------    ---------    ---------

Earnings before income taxes and fixed charges and
    preferred dividends                                               $102,967     $138,473     $167,258     $198,002     $195,547
                                                                     =========    =========    =========    =========    =========

Ratio of earnings to Combined Fixed charges                              $1.94       $1.60        $1.48        $1.44        $1.39
                                                                     =========    =========    =========    =========    =========
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
                                                                         September 30,
                                                                     ----------------------
                                                                        2001        2002
                                                                     ---------    ---------
Pretax income from continuing operations                               $70,209      $75,028
                                                                     =========    =========
Fixed charges:
Interest expense including amortization of deferred costs and
    capitalized interest                                               $71,931      $65,168
Ground Rent 33%                                                           $203         $261
Preferred Dividends                                                    $34,757      $34,878
Proportionate share of fixed charges of 50 % owned joint ventures
    accounted for using equity method of accounting                      $ -          $ -
                                                                     ---------    ---------

                                Total fixed charges                   $106,891     $100,307
                                                                     ---------    ---------

Capitalized interest during the period                                ($10,458)     ($7,184)
Preferred Dividends                                                   ($34,757)    ($34,878)
Amortization of capitalized interest during the period                  $2,660       $2,899
Majority-owned subsidiary adjustments                                  $15,989      $16,770
Equity Company Adjustments                                            ($14,981)    ($22,398)
Equity Company Adjustments Distributed Income                          $14,981      $22,398
                                                                     ---------    ---------

Earnings before income taxes and fixed charges and
    preferred dividends                                               $150,534     $152,942
                                                                     =========    =========

Ratio of earnings to Combined Fixed charges                              $1.41        $1.52
                                                                     =========    =========
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